                                 AMENDMENT NO. 5

                                       to

           AMENDED AND RESTATED CREDIT AGREEMENT AND OTHER AGREEMENTS

                  This April 30, 1997, Amendment No. 5 to Amended and Restated Credit Agreement and Other Agreements (the "Amendment No. 5"), is made by and among JOSEPH M. LOBOZZO II, an individual having an office at 690 Portland Avenue, Rochester, New York 14621 (the "Lender" or "Lobozzo"), JOANNE M. LOBOZZO, the wife of Lobozzo, with an address of 756 Rock Beach Road, Rochester, New York 14617 ("Joanne Lobozzo"), DELTA COMPUTEC INC., a New York corporation having its principal place of business located at 900 Huyler Street, Teterboro, New Jersey 07608 ("DCI"), DELTA DATA NET, INC., a New York corporation having its principal place of business located at 900 Huyler Street, Teterboro, New Jersey 07608 ("DDI", DCI and DDI are referred to collectively as the "Borrower"), and SAI/Delta, Inc., a Florida corporation and a wholly-owned subsidiary of DCI.

                               W I T N E S S E T H

         A. This Amendment No. 5 is intended to amend in certain respects as set forth herein, the terms and conditions of a certain Amended and Restated Credit Agreement (the "October 1996 Credit Agreement", which term refers to the original agreement issued on October 10, 1996, and as amended by Amendments Nos. 1, 2, 3 and 4, thereto, as described below) between the Borrower and Lobozzo and Joanne Lobozzo whereby Lobozzo and Joanne Lobozzo have agreed to provide the Borrower with Loans (as defined in the October 1996 Credit Agreement) up to $2,550,000.

         B. Pursuant to a document entitled Amended No. 1 to Amended and Restated Credit Agreement and Other Agreements ("Amendment No. 1"), the interest rate relative to the Lobozzo Commitment, the Additional Advances and the October 1996 Credit Agreement was reduced.

         C. Pursuant to a document entitled Amended No. 2 to Amended and Restated Credit Agreement and Other Agreements ("Amendment No. 2"), among other matters dealt with therein, the Maturity Date of the October 1996 Credit Agreement was extended to March 31, 1997, and certain other amendments or waivers were made with regard to any non-compliance which may have existed with the Borrowing Base (as defined in the October 1996 Credit Agreement.

         D. Pursuant to a document entitled Amended No. 3 to Amended and Restated Credit Agreement and Other Agreements ("Amendment No. 3"), Lobozzo transferred to Joanne Lobozzo half of Lobozzo's rights, benefits, obligations and interest with regard to: (i) an 8% Subordinated Debenture issued in October 1992 in the original face amount of $600,001; (ii) May, 1995 Letter Agreement whereby Lobozzo agreed to provide the Lobozzo Commitment to the Borrower in the original amount of $400,000; (iii) 1996 Additional Lobozzo Advances for the

period from July 25, 1996 through October 9, 1996 in the aggregate amount of $633,600; (iv) Loan and the October 1996 Credit Agreement in an amount of up to $2,550,000; and (v) Overbase Loans and the Overbase Loan Documents for the amounts in whereby the Loans exceed the Borrowing Base as set forth in the October 1996 Credit Agreement.

         E. Pursuant to a document entitled Amendment No.4 to Amended and Restated Credit Agreement and Other Agreements ("Amendment No. 4"), among other matters dealt with therein, the Maturity Date of the October 1996 Credit Agreement was extended to April 30, 1997, and certain other amendments or waivers were made with regard to any non-compliance which may have existed with the Borrowing Base (as defined in the October 1996 Credit Agreement.

         NOW, THEREFORE, it is agreed as follows:

         1. Incorporation of Recitals. The recitals set forth in the recital paragraphs of this Amendment No. 5 are intended to be, and are, incorporated into this Amendment No. 5 as a part hereof.

         2.       Amendment to Loan and October 1996 Credit Agreement.

                  (a) The parties hereto agree that, from and after the date of this Amendment No. 5, the definition of the term "Maturity Date" set forth in paragraph 1.1 of the October 1996 Credit Agreement be, and it hereby is, amended to read as follows: "Maturity Date" means June 30, 1998.

                  (b) Schedule 2.1 of the October 1996 Credit Agreement is hereby revised by adding eligibility factors for Eligible Receivables (as that term is defined in the October 1996 Credit Agreement) for the month of April, 1997, as follows: "98.75% for the month of April, 1997".

         3. Certain Waivers. Lender hereby waives any non-compliance which may have existed with regard to the Borrowing Base for the period between February 20, 1997, the date of Amendment No. 4, and April 30, 1997, the date of this Amendment No. 5.

         4.       Reaffirmation of Terms.   Except as amended by this
Amendment No. 5, and by the previous Amendments Nos. 1, 2, 3 and 4, the terms and conditions of the original October 1996 Credit Agreement are hereby reaffirmed in their entirety.

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 5 to be duly executed and delivered by individual signatories and by the proper and duly authorized officers of the Borrower as of the date first above written.


                              /s/ Joseph M. Lobozzo II
                              Joseph M. Lobozzo II

                              /s/ Joanne M. Lobozzo
                              Joanne M. Lobozzo


                              DELTA COMPUTEC INC.

                              By:      /s/ John DeVito
                                       John DeVito, President

                              DELTA DATA NET, INC.

                              By:      /s/ John DeVito
                                       John DeVito, President

                              SAI/DELTA, INC.

                              By:      /s/ John DeVito
                                       John DeVito, President